As filed with the Securities and Exchange Commission on April 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SILICON GRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2789662
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1140 E. Arques Avenue

Sunnyvale, CA 94085

(Address of principal executive offices) (Zip Code)

APRIL 17, 2007 RESTRICTED STOCK UNIT AWARD

(Full title of the Plan)

Barry Weinert

Vice President and General Counsel

Silicon Graphics, Inc.

1140 E. Arques Avenue

Sunnyvale, CA 94085

(Name and address of agent for service)

(650) 960-1980

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	46,358 shares	$30.26	$1,402,793.08	$43.07
(1)	This Registration Statement covers (i) the shares of the Registrant’s Common Stock issuable pursuant to the April 17, 2007 Restricted Stock Unit Award Agreement between the Registrant and Robert Ewald and (ii) any additional shares of Common Stock attributable to those shares which become issuable under such Restricted Stock Unit Award Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on April 13, 2007, as reported by the Nasdaq Global Market.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information required by Part I of Form S-8 with respect to the Restricted Stock Unit Award will be sent or given to Mr. Ewald as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by Silicon Graphics, Inc. (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the Commission on October 16, 2006, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s latest fiscal year;

(b)	The Registrant’s Amended Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006, filed with the Commission on October 30, 2006;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, September 29, 2006 and December 29, 2006 filed with the Commission on October 16, 2006, November 13, 2006 and February 12, 2007, respectively, pursuant to Section 13(a) of the Exchange Act;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)	The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A/A filed with the Commission on October 20, 2006, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a)(, 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Copies of such documents are not required to be filed with this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant has adopted provisions in its certificate of incorporation that limit the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liabilities: for any breach of their duty of loyalty to the company or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payment of dividend or unlawful stock repurchase or redemption as provided under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation and bylaws also provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. As permitted by its bylaws, the Registrant also maintains insurance on behalf of its officers and directors for any liability arising out of his or her actions as an officer or director of the Registrant. The Registrant has have entered into separate indemnification agreements with its directors and executive officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(e) to this Registration Statement.

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Restricted Stock Unit Award Agreement dated April 17, 2007 between the Registrant and Robert Ewald.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase in or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advise that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 17th day of April 2007.

Silicon Graphics, Inc.

By:	/S/ BARRY WEINERT
Barry Weinert
Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Silicon Graphics, Inc., a Delaware corporation, do hereby constitute and appoint Barry Weinert and Kathy A. Lanterman, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT EWALD Robert Ewald	Chief Executive Officer (Principal Executive Officer)	April 17, 2007

/S/ KATHY A. LANTERMAN Kathy A. Lanterman	Chief Financial Officer (Principal Financial Officer)	April 17, 2007

Signature	Title	Date

/S/ DAVID BARR David Barr	Corporate Controller (Principal Accounting Officer)	April 17, 2007

/S/ EUGENE I. DAVIS Eugene I. Davis	Director	April 17, 2007

/S/ ANTHONY GRILLO Anthony Grillo	Director	April 17, 2007

/S/ KEVIN D. KATARI Kevin D. Katari	Director	April 17, 2007

/S/ JAMES A. MCDIVITT James A. McDivitt	Director	April 17, 2007

/S/ CHUN WON YI Chun Won Yi	Director	April 17, 2007

/S/ JOANNE O. ISHAM Joanne O. Isham	Director	April 17, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(e) to this Registration Statement.
5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Restricted Stock Unit Award Agreement dated April 17, 2007 between the Registrant and Robert Ewald.